UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 16, 2022

Seer, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39747	82-1153150
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
3800 Bridge Parkway, Suite 102
Redwood City, California 94065
(Address of principal executive offices, including zip code)

650-453-0000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	SEER	The NASDAQ Stock Market LLC (The NASDAQ Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 16, 2022, Seer, Inc., (the “Company”) announced that Scott Thomas has been appointed to the role of Chief Commercial Officer, effective upon commencement of his employment with the Company on March 21, 2022 (the “Effective Date”).

Mr. Thomas previously served as Senior Vice President, Sales and Marketing at Singular Genomics Systems, a life sciences company focused on delivering genomic technologies, from May 2021 to March 2022. From August 2009 to May 2021, Mr. Thomas served in numerous roles with escalating commercial responsibilities at Illumina, a life science tools company. Most recently, Mr. Thomas served as Vice President, Global Commercial Strategy and Enablement at Illumina. Previously, he served as Vice President and General Manager of Illumina Japan, and Senior Director, Sales for Europe, Middle East and Africa. Mr. Thomas holds a B.A. in Public Relations from the University of Idaho, Moscow, a Master of Healthcare Administration from the University of Washington, Seattle and completed the Advanced Management Program at IESE Business School in Barcelona, Spain.

Under the terms of his offer letter, Mr. Thomas will receive an annual base salary of $395,000. Mr. Thomas will have a target annual cash bonus opportunity for calendar year 2022 equal to forty percent (40%) of his base salary, prorated to reflect the number of days in the year during which Mr. Thomas is employed with the Company. Mr. Thomas will also receive a sign-on bonus of $50,000, grossed up for taxes, provided that he agrees to re-pay the Company if he terminates employment before the two-year anniversary of the Effective Date.

The terms of Mr. Thomas’ offer letter also provide for the recommendation of a grant of a stock option to purchase 110,000 shares of the Company’s Class A common stock under the Company’s 2020 Equity Incentive Plan (the “Plan”) with an exercise price per share equal to the fair market value per share on the date of grant, which will be scheduled to vest as to 1/4th of the shares subject to the option on the one-year anniversary of the Effective Date and as to 1/48th of the shares each month thereafter, subject to his continued service to the Company through each applicable vesting date. Mr. Thomas’ offer letter also provides for the recommendation of a grant of an award of restricted stock units under the Plan of 26,000 shares of the Company’s Class A common stock that will be scheduled to vest as to 1/4th of the shares on the first Quarterly Vesting Date (as defined in the offer letter) on or immediately following the one-year anniversary of the Effective Date and as to 1/4th of the shares each year thereafter, subject to his continued service to the Company through each applicable vesting date.
Mr. Thomas will also be eligible to enter into a participation agreement under the Company’s Key Executive Change in Control and Severance Plan (the “Participation Agreement”), which will provide that if Mr. Thomas’ employment is terminated outside the period beginning on the date of a change in control and ending on the one-year anniversary date of such change in control (the “Change in Control Period”) either (1) by the Company without “cause” and not by reason of death or disability or (2) by the named executive officer as a “good reason termination” (as such terms are defined in the Participation Agreement), Mr. Thomas would be entitled to: (i) continued payments of base salary for a period of nine months following the date of such termination; and (ii) Company-paid COBRA continuation coverage for up to nine months. If, during the Change in Control Period, Mr. Thomas’ employment is terminated either (1) by the Company without cause and not by reason of death or disability or (2) by the named executive officer as a good reason termination, Mr. Thomas would be entitled to: (i) continued payments of base salary for a period of twelve months following the date of such termination; (ii) a cash payment equal to 100% of his annualized target bonus as in effect for the performance period in which such termination occurs, or if, greater, as in effect for the performance period in which the change in control occurs; (iii) Company-paid COBRA continuation coverage for up to twelve months; and (iv) vesting acceleration of 100% of the unvested portion of his then-outstanding time-based equity awards.
The severance benefits under the Participation Agreement will be subject to Mr. Thomas entering into and not revoking a separation agreement and release of claims with the Company as well as his compliance with the terms of any confidentiality, information and inventions agreements or other written agreement with the Company under which he has a material duty or obligation to the Company.

There is no arrangement or understanding between Mr. Thomas and any other persons pursuant to which Mr. Thomas was selected as Chief Commercial Officer. There are no family relationships between Mr. Thomas and any director or executive officer of the Company, and no transactions involving Mr. Thomas that would require disclosure under Item 404(a) of Regulation S-K.
The press release announcing Mr. Thomas’ appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

ITEM 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1    Confirmatory Offer Letter between the Registrant and Scott Thomas, effective March 21, 2022.
99.1    Press Release, dated March 16, 2022.
104    Cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEER, INC.
Date: March 18, 2022
	By:	/s/ David Horn
David Horn
Chief Financial Officer